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                                                                   EXHIBIT 5.2
Sullivan & Cromwell LLP

                                                              1 New Fetter Lane
                                                       London EC4A 1AN, England




                                                       December 5, 2003

Vodafone Group Plc,
   Vodafone House,
      The Connection,
         Newbury, Berkshire RG14 2FN,
              England.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the "Act") of (i) debt securities ("Debt Securities"), (ii) debt warrants ("Debt Warrants", and collectively with the Debt Securities, the "Securities"), (iii) equity warrants, (iv) preference shares and (v) ordinary shares of Vodafone Group Plc, a public limited company organized under the laws of England and Wales (the "Company"), with an aggregate initial public offering price of up to $700,000,000 (or the equivalent thereof in another currency or composite currency), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.




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Vodafone Group Plc                                                      -2-

     Upon the basis of such examination, we advise you that, in our opinion:

          (1) With respect to the Debt Securities, when the Registration Statement has become effective under the Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture relating to the Debt Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (2) With respect to the Debt Warrants, when the Registration Statement has become effective under the Act, the debt warrant agreements relating to the Debt Warrants have been duly authorized, executed and delivered, the terms of the Debt Warrants and of their issuance and sale have been duly established in


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Vodafone Group Plc                                                      -3-

     conformity with the applicable debt warrant agreements so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Warrants have been duly executed and authenticated in accordance with the applicable debt warrant agreements and issued and sold as contemplated in the Registration Statement, the Debt Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such



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Vodafone Group Plc                                                      -4-


Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of English law, we have, with your approval, relied upon the opinion, dated the date hereof, of Linklaters, your English counsel, which is also filed as an exhibit to the Registration Statement.

     Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.
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Vodafone Group Plc                                                      -5-


                                           Very truly yours,



                                           /s/ SULLIVAN & CROMWELL LLP